Exhibit 99.(c)(2)

New Frontier Health Corporation Confidential Fairness Analysis Presented to the Special Committee of Independent Directors August 4, 2021 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of any portion hereof may not be made without prior approval of Kroll, LLC.

Confidential 2 Duff & Phelps Disclaimer • The following pages contain materials that are being provided by Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”) to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) (solely in its capacity as the Special Committee) of New Frontier Health Corporation (the “Company”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein). • The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with its evaluation of the Proposed Transaction and may not be, in whole or in part, distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps or as otherwise provided in the engagement letter among Duff & Phelps, the Company, and the Special Committee. • Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither Duff & Phelps nor any of its respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the accompanying materials if used by persons other than the Special Committee. • These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an Opinion. These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee. • The accompanying material does not, and any Opinion provided by Duff & Phelps would not:(i) address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction;(ii) constitute a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; or (iii) create any fiduciary duty on the part of Duff & Phelps to any party. • The information utilized in preparing this presentation was obtained from the Company and from public sources under the assumption that they are complete and accurate as of the date of provision. Duff & Phelps did not independently verify such information. Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future. • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction.

Confidential 3 Table of Contents 1. Introduction and Transaction Overview 2. Valuation Analysis – Discounted Cash Flow Analysis – Selected Public Companies / M&A Transactions Analysis

Introduction and Transaction Overview 1.

Confidential 5 Introduction and Transaction Overview The Engagement • Duff & Phelps was retained by the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such). • Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to the holders of ordinary shares, par value US$0.0001 per share, of the Company (each, a “Share” or, collectively, the “Shares”), other than the Excluded Shares and the Dissenting Shares (each as defined below), of the Per Share Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares other than in its capacity as a holder of Shares). For the avoidance of doubt, the Opinion does not cover or address the fairness of the consideration to be received by holders of Warrants (as defined in the Merger Agreement) in the Proposed Transaction. The Proposed Transaction • It is Duff & Phelps’ understanding that the Company, Unicorn II Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“HoldCo”), Unicorn II Parent Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of HoldCo (“Parent”), and Unicorn II Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated as of August 3, 2021. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist, with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent. In connection with such merger, (i) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be cancelled in exchange for the right to receive US$12.00 in cash per Share without interest (the “Per Share Merger Consideration”) (collectively, the “Proposed Transaction”). • The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement. • For purposes of this Opinion, (i)“Excluded Shares” shall mean, collectively, (a) the Rollover Shares and (b) Shares held by HoldCo, Parent, Merger Sub, the Company or any of their respective Subsidiaries; and (ii) “Effective Time”, “Rollover Shares”, “Dissenting Shares”, and “Subsidiaries” shall have the meanings set forth in the Merger Agreement.

Confidential 6 Introduction and Transaction Overview Scope of Analysis Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below: 1. Reviewed the following documents: – The Company’s annual reports and audited financial statements on (i) Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2018 and (ii) Form 20-F filed with the SEC for the years ended December 31, 2019 and December 31, 2020; – The Company’s unaudited interim financial statements on (i) Form 8-K filed with the SEC for the three months ended March 31, 2019 and (ii) Form 6-K filed with the SEC for the three months ended March 31, 2020; – The Company’s unaudited interim financial statements for the three months ended March 31, 2021, provided by the management of the Company; – Certain unaudited and segment financial information for the Company for the years ended December 31, 2018 through December 31, 2020 and for the three months ended March 31, 2019, March 31, 2020 and March 31, 2021, each provided by the management of the Company; – A detailed financial projection model for the Company for the years ending December 31, 2021 through December 31, 2030, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”); – Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company; – A letter dated July 30, 2021 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”); – A draft of the Merger Agreement dated as of August 3, 2021; – A draft of an Interim Investors Agreement by and among HoldCo, Parent, Merger Sub, New Frontier Public Holding Ltd. and other parties listed as “Investors” in Schedule I thereto, dated as of August 3, 2021; and – A draft of a Support Agreement by and among HoldCo and other parties, dated as of August 3, 2021. 2. Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company; 3. Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business; 4. Reviewed the historical trading price and trading volume of the Shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant; 5. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and 6. Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Introduction and Transaction Overview

Ownership Summary

Fully Diluted Ownership


Public Investors and Others 15.1%
Institutional Investors 21.8%
Options & Warrants 18.7%
Buyer Group and Rollover Shareholders 44.4%

New Frontier Health Corporation - Ownership

Current Shareholders	Ordinary Shares	% of Ownership
Buyer Group and Rollover Shareholders		
Vivo Capital Fund IX (Cayman), L.P.	14,300,000	8.8%
New Frontier Public Holding Ltd. ("NFPH" or the "Sponsor") (1)	9,542,500	5.9%
Fosun Industrial Co., Limited	9,400,000	5.8%
NF SPAC Holding Limited	7,150,000	4.4%
Brave Peak Limited	4,875,000	3.0%
Aspex Master Fund	4,081,250	2.5%
Roberta Lipson (the "CEO")	3,590,799	2.2%
Advance Data Services Limited	3,150,000	1.9%
Smart Scene Investment Limited	3,000,000	1.8%
York Asian Opportunities Investments Master Fund, L.P.	2,331,067	1.4%
Yunqi China Special Investment A	2,278,316	1.4%
Leung Kam Chung (the "Chairman") (1)	2,175,000	1.3%
Smart Will Investments Limited	2,125,000	1.3%
LY Holding Co., Limited	1,125,000	0.7%
Sun Hing Associates Limited	1,200,000	0.7%
Carl Wu (the "President") (1)	1,087,500	0.7%
Strategic Healthcare Holding Ltd.	451,439	0.3%
Mr. Ying Zeng (the "COO")	168,750	0.1%
Buyer Group and Rollover Shareholders	72,031,621	44.4%
Institutional Investors		
Capital Research and Management Company	14,364,786	8.9%
Ufh Management	5,254,279	3.2%
Baron Capital Group, Inc.	2,544,988	1.6%
Yiheng Capital, LLC	1,864,665	1.1%
Morgan Stanley Investment Management Inc.	1,685,895	1.0%
Top 5 Institutional Investors	25,714,613	15.9%
Total Institutional Investors	35,373,217	21.8%
Public Investors and Others	24,442,856	15.1%
Total Shares Outstanding (2)	**131,847,694**	**81.3%**
Options & Warrants In-the-Money at Offer Price (2)	30,337,102	18.7%
Diluted Shares Outstanding at Offer Price	**162,184,796**	**100.00%**

(1) Leung Kam Chung and Carl Wu share voting and dispositive power over the securities held by the Sponsor.
(2) According to the data provided by the management of the Company.

Source: Company filings, Capital IQ, the management of the Company.

Confidential 7

Introduction and Transaction Overview

Trading Analysis

New Frontier Health Corporation - Trading History

December 19, 2019 to August 2, 2021



Offer Price Premium Relative to:
Current (8/2/21) $10.80 11.1%
One Day Prior $9.38 27.9%
30- Day VWAP (1) $8.77 36.8%
60- Day VWAP (1) $8.74 37.3%
90- Day VWAP (1) $8.71 37.8%
Per Share Price
$13.00
$12.00
$11.00
$10.00
$9.00
$8.00
$7.00
$6.00
Volume (thousands)
3,000
2,500
2,000
1,500
1,000
500
0
Demcember 19, 2019
New Frontier Corporation (NYSE: NFC) ("NFC") announced today that it has completed the acquisition of United Family Healthcare ("UFH"). Meanwhile, NFC has changed its name to New Frontier Health Corporation ("NFH"). NFH's ordinary shares and warrants continued to be listed on the New York Stock Exchange under the new ticker symbols "NFH" and "NFH WS," respectively, commencing December 19, 2019.
March 26, 2020
NFH reported FY2019 financial results. The Company reported total revenue of US$351.8 million and net loss of US$61.8 million for the year ended December 31, 2019. The FY2019 financial results presented herein are those of the Company's wholly owned subsidiary, Healthy Harmony Holdings, L.P., and do not include the results of the parent entity, NFH, for the 13 day period from December 19, 2019 to December 31, 2019
May 27, 2020
NFH reported Q1'20 financial results. The Company reported total revenue of US$60.9 million and net loss of US$23.8 million for the three months ended March 31, 2020.
May 22, 2020
NFH today announced that Mr. Lawrence Chia has been appointed an independent director of the Company's board of directors and the Chairman of the Audit Committee, effective March 31, 2020. Mr. Lawrence Chia is currently the CEO of the Samling Group of Companies.
August 3, 2020
NFH today announced Executive Management Team Changes. The Company's Board of Directors has appointed Carl Wu as President of NFH and has appointed David Zeng as Chief Operations Officer ("COO").
August 27, 2020
NFH reported Q2'20 financial results. The Company reported total revenue of US$77.7 million and net loss of US$11.2 million for the three months ended June 30, 2020.
December 2, 2020
NFH reported Q3'20 financial results. The Company reported total revenue of US$92.3 million and net loss of US$10.3 million for the three months ended September 30, 2020.
February 10, 2021
NFH today announced that its board of directors has received a non-binding proposal dated February 9, 2021 from the buyer group, consisting of the management and other investors, to acquire all of the outstanding shares of the Company that are not already beneficially owned by the buyer group for US$12.0 per share in cash.
April 8, 2021
NFH reported FY2020 financial results. The Company reported total revenue of US$346.4 million and net loss of US$64.2 million for the year ended December 31, 2020.
12/19/19
1/3/20
1/18/20
2/2/20
2/17/20
3/3/20
3/18/20
4/2/20
4/17/20
5/2/20
5/17/20
6/1/20
6/16/20
7/1/20
7/16/20
7/31/20
8/15/20
8/30/20
9/14/20
9/29/20
10/14/20
10/29/20
11/13/20
11/28/20
12/13/20
12/28/20
1/12/21
1/27/21
2/11/21
2/26/21
3/13/21
3/28/21
4/12/21
4/27/21
5/12/21
5/27/21
6/11/21
6/26/21
7/11/21
7/26/21
8/2/21
Volume
Price
30-day Trailing VWAP
60-day Trailing VWAP
90-day Trailing VWAP
Offer

(1) Trailing Volume Weighted Average Price (VWAP) Prior to Offer at February 9, 2021.

New Frontier Health Corporation Historical Trading Metrics

(in thousands, except per share)

During one year prior to Offer		*Post Offer*	
Average Closing Price	$8.44	Average Closing Price	$11.15
High	$9.85	High	$11.49
Low	$7.19	Low	$9.71
Average Volume	86.8	Average Volume	297.6
% of Shares Issued and Outstanding	0.1%	% of Shares Issued and Outstanding	0.2%
% of Float	0.1%	% of Float	0.4%

Source: Capital IQ, SEC filings, press releases.

Confidential

8

Confidential 9 Introduction and Transaction Overview Proposed Transaction Note: Balance sheet data and LTM as of March 31, 2021. Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs. (1) Includes advances for capital expenditure and security deposits. (2) Includes borrowings and accrued interest. (3) Includes payables related to capital expenditure and transaction costs and taxes related to listing. (4) Includes payables to certain investors, net of amounts due from related parties. New Frontier Health Corporation - Implied Multiples (RMB in thousands, except per share values or otherwise noted) Offer $12.00 Diluted Shares Issued and Outstanding (in millions) 162.2 1.00 Implied Equity Value $1,946.2 Less: Proceeds from Exercise of In-the-Money Options and Warrants (2,105.01) (325.7) Less: Cash and Cash Equivalents (610.80) (94.5) Less: Long-term Investments (1.00) (0.2) Less: Other Non-current Assets (1) (77.00) (11.9) Less: Working Capital Surplus (56.50) (8.7) Plus: Interest-bearing Borrowings (2) 2,065.30 319.6 Plus: Other Payables (3) 140.66 21.8 Plus: Amounts due to Related Parties (4) 10.31 1.6 Plus: Non-controlling Interests 204.69 31.7 Implied Enterprise Value $1,879.8 Implied Offer Multiples: EV / LTM EBITDA $48 38.8x EV / 2021 EBITDA $60 31.0x EV / 2022 EBITDA $69 26.6x EV / 2023 EBITDA $81 22.0x EV / 2021 EBIT $27 69.7x EV / 2022 EBIT $33 56.1x EV / 2023 EBIT $44 40.5x EV / LTM Revenue $385 4.88x New Frontier Health Corporation - Offer Price Premium Relative To Share Implied Price Premium Share price as of 8/2/21 $10.80 11.1% One-day prior to Offer (2/8/21) $9.38 27.9% One-week prior to Offer (2/2/21) $8.95 34.1% 30-days trailing VWAP prior to Offer $8.77 36.8% 60-days trailing VWAP prior to Offer $8.74 37.3% 90-days trailing VWAP prior to Offer $8.71 37.8% Offer Price Per Share $12.00 Source: Capital IQ and SEC filings

Introduction and Transaction Overview

Valuation Summary

Valuation Range Conclusions

(RMB in thousands, except per Share values or otherwise noted)

	Low		High	Offer Price
Enterprise Value				
Discounted Cash Flow Analysis	¥ 9,570,000	-	¥ 12,220,000	
Selected Public Companies / M&A Transactions Analysis	¥ 10,580,000	-	¥ 13,640,000	
Enterprise Value Range	**¥ 10,080,000**	**-**	**¥ 12,930,000**	
Plus: Proceeds from Exercise of In-the-Money Options and Warrants	107,817	-	2,105,010	
Plus: Cash and Cash Equivalents	610,797	-	610,797	
Plus: Long-term Investments	1,000	-	1,000	
Plus: Other Non-current Assets (1)	77,000	-	77,000	
Plus: Working Capital Surplus	56,500	-	56,500	
Less: Interest-bearing Borrowings (2)	(2,065,299)	-	(2,065,299)	
Less: Other Payables (3)	(140,656)	-	(140,656)	
Less: Amounts due to Related Parties (4)	(10,313)	-	(10,313)	
Less: Non-controlling Interests	(204,694)	-	(204,694)	
Equity Value Range	**¥ 8,512,152**	**-**	**¥ 13,359,345**	
Diluted Shares Issued and Outstanding	135,309,796	-	162,184,796	
Value Per Share Range (RMB)	¥ 62.91	-	¥ 82.37	
RMB to USD FX rate (as of 8/2/2021)	6.46	-	6.46	**Offer Price**
Value Per Share Range (USD)	**$9.74**	**-**	**$12.75**	**$12.00**
Implied Valuation Multiples				
EV / LTM EBITDA	32.2x	-	41.3x	38.8x
EV / 2021 EBITDA	25.7x	-	33.0x	31.0x
EV / 2022 EBITDA	22.1x	-	28.3x	26.6x
EV / 2023 EBITDA	18.3x	-	23.5x	22.0x
EV / 2021 EBIT	57.8x	-	74.2x	69.7x
EV / 2022 EBIT	46.6x	-	59.8x	56.1x
EV / 2023 EBIT	33.6x	-	43.1x	40.5x
EV / LTM Revenue	4.05x	-	5.20x	4.88x

Note: Balance sheet data and LTM as of March 31, 2021. Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs.

(1) Includes advances for capital expenditure and security deposits.
(2) Includes borrowings and accrued interest.
(3) Includes payables related to capital expenditure and transaction costs and taxes related to listing.
(4) Includes payables to certain investors, net of amounts due from related parties.

Confidential

10

Confidential 11 Introduction and Transaction Overview Per Share Valuation Range $9.74 $10.31 $9.15 $12.75 $13.42 $12.07 $7.00 $8.00 $9.00 $10.00 $11.00 $12.00 $13.00 $14.00 $15.00 $16.00 Concluded Range Selected Public Companies / M&A Transactions Analysis Discounted Cash Flow Analysis Value Per Share (USD) $12.00 Offer Price

Valuation Analysis 2.

Valuation Analysis

Historical and Projected Financial Performance

Historical and Projected Financial Performance

(RMB in thousands)

	2018A	2019A	2020A	YTD 3/31/2020	YTD 3/31/2021	LTM 3/31/2021
Out-Patient	¥1,260,953	¥1,460,364	¥1,348,503	¥228,051	¥398,733	¥1,519,186
Growth	14.9%	15.8%	(7.7%)		74.8%	NA
In- Patient	¥759,539	¥925,262	¥856,950	¥191,135	¥244,451	¥910,267
Growth	4.8%	21.8%	(7.4%)		27.9%	NA
Other	¥38,288	¥63,553	¥55,051	¥11,757	¥14,935	¥58,229
Growth	558.5%	66.0%	(13.4%)		27.0%	NA
Net Revenue	¥2,058,780	¥2,449,180	¥2,260,505	¥430,943	¥658,120	¥2,487,682
Growth	12.6%	19.0%	(7.7%)	(25.4%)	52.7%	8.0%
Adjusted EBITDA	¥99,256	¥163,135	¥189,521	-¥63,041	¥60,632	¥313,193
Margin %	4.8%	6.7%	8.4%	(14.6%)	9.2%	12.6%
Growth	NA	64.4%	16.2%	NM	NM	NM
Adjusted EBIT	-¥37,150	-¥19,623	-¥15,260	-¥171,041	-¥39,968	¥115,812
Margin %	(1.8%)	(0.8%)	(0.7%)	(39.7%)	(6.1%)	4.7%
Growth	NA	NM	NM	NM	NM	NM
Expansionary Capital Expenditures	¥465,086	¥377,392	¥269,097	¥6,417	¥105,344	¥368,024
% of Net Revenue	22.6%	15.4%	11.9%	1.5%	16.0%	14.8%
Maintenance Capital Expenditures	¥85,388	¥76,316	¥58,413	¥8,402	¥22,644	¥72,655
% of Net Revenue	4.1%	3.1%	2.6%	1.9%	3.4%	2.9%
Total Capital Expenditures	¥550,474	¥453,708	¥327,509	¥6,417	¥127,989	¥449,081
% of Net Revenue	26.7%	18.5%	14.5%	1.5%	19.4%	18.1%
Net Working Capital	-¥381,394	-¥435,910	-¥332,660			-¥426,161
% of Net Revenue	(18.5%)	(17.8%)	(14.7%)			(17.1%)

	Management Projections									
	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P
Out-Patient	¥1,841,867	¥1,988,081	¥2,172,277	¥2,349,573	¥2,526,132	¥2,698,716	¥2,867,324	¥3,041,658	¥3,226,590	¥3,422,767
Growth	36.6%	7.9%	9.3%	8.2%	7.5%	6.8%	6.2%	6.1%	6.1%	6.1%
In- Patient	¥1,143,485	¥1,270,037	¥1,362,529	¥1,455,698	¥1,551,122	¥1,648,884	¥1,747,825	¥1,854,093	¥1,966,822	¥2,086,405
Growth	33.4%	11.1%	7.3%	6.8%	6.6%	6.3%	6.0%	6.1%	6.1%	6.1%
Other	¥71,539	¥67,293	¥74,767	¥87,132	¥99,130	¥105,313	¥109,378	¥113,753	¥118,303	¥123,035
Growth	30.0%	(5.9%)	11.1%	16.5%	13.8%	6.2%	3.9%	4.0%	4.0%	4.0%
Net Revenue	¥3,056,891	¥3,325,411	¥3,609,573	¥3,892,404	¥4,176,384	¥4,452,913	¥4,724,527	¥5,009,504	¥5,311,715	¥5,632,207
Growth	35.2%	8.8%	8.5%	7.8%	7.3%	6.6%	6.1%	6.0%	6.0%	6.0%
Adjusted EBITDA	¥391,993	¥456,113	¥550,924	¥636,687	¥730,353	¥812,783	¥897,061	¥989,796	¥1,089,501	¥1,196,671
Margin %	12.8%	13.7%	15.3%	16.4%	17.5%	18.3%	19.0%	19.8%	20.5%	21.2%
Growth	106.8%	16.4%	20.8%	15.6%	14.7%	11.3%	10.4%	10.3%	10.1%	9.8%
Adjusted EBIT	¥174,335	¥216,372	¥299,903	¥383,029	¥464,581	¥582,121	¥653,031	¥733,564	¥820,458	¥914,176
Margin %	5.7%	6.5%	8.3%	9.8%	11.1%	13.1%	13.8%	14.6%	15.4%	16.2%
Growth	NM	24.1%	38.6%	27.7%	21.3%	25.3%	12.2%	12.3%	11.8%	11.4%
Expansionary Capital Expenditures	¥269,859	¥4,900	¥0	¥0	¥0	¥0	¥0	¥0	¥0	¥0
% of Net Revenue	8.8%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Maintenance Capital Expenditures	¥124,800	¥130,417	¥135,417	¥140,417	¥150,317	¥160,417	¥160,417	¥168,438	¥176,860	¥185,703
% of Net Revenue	4.1%	3.9%	3.8%	3.6%	3.6%	3.6%	3.4%	3.4%	3.3%	3.3%
Total Capital Expenditures	¥394,659	¥135,317	¥135,417	¥140,417	¥150,317	¥160,417	¥160,417	¥168,438	¥176,860	¥185,703
% of Net Revenue	12.9%	4.1%	3.8%	3.6%	3.6%	3.6%	3.4%	3.4%	3.3%	3.3%
Net Working Capital	-¥593,121	-¥644,775	-¥698,923	-¥752,880	-¥806,964	-¥859,987	-¥911,835	-¥966,462	-¥1,024,372	-¥1,085,762
% of Net Revenue	(19.4%)	(19.4%)	(19.4%)	(19.3%)	(19.3%)	(19.3%)	(19.3%)	(19.3%)	(19.3%)	(19.3%)

Note: LTM as of March 31, 2021. Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs.
Source: Company filings, the management of the Company.

Confidential 13

Confidential 14 Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows. • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders. • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk. • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2021 through 2030 (excluding non-recurring income and expenses and public company expenses, as provided by the management of the Company), discussions with the management of the Company, and a review of the Company’s historical performance and other factors to develop the DCF analysis. • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula. • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 9.5% to 10.5%, derived from the Capital Asset Pricing Model. • The following is a summary of the Management Projections utilized in the discounted cash flow analysis: – Net revenue increases at a compound annual growth rate (“CAGR”) of 9.6% from 2020 to 2030. – Adjusted EBITDA increases at a CAGR of 20.2% from 2020 to 2030. – Adjusted EBITDA margin averages 17.4% from 2021 to 2030. – Capital expenditures averages 4.5% of net revenue from 2021 to 2030. – Net working capital averages -19.3% of net revenue from 2021 to 2030.

Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis

(RMB in thousands, except per Share values or otherwise noted)

	LTM	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P	Terminal Year
Net Revenue	¥2,487,682	¥3,056,891	¥3,325,411	¥3,609,573	¥3,892,404	¥4,176,384	¥4,452,913	¥4,724,527	¥5,009,504	¥5,311,715	¥5,632,207	¥5,632,207
Growth	*8.0%*	*35.2%*	*8.8%*	*8.5%*	*7.8%*	*7.3%*	*6.6%*	*6.1%*	*6.0%*	*6.0%*	*6.0%*	
EBITDA	¥313,193	¥391,993	¥456,113	¥550,924	¥636,687	¥730,353	¥812,783	¥897,061	¥989,796	¥1,089,501	¥1,196,671	¥1,196,671
Margin	*12.6%*	*12.8%*	*13.7%*	*15.3%*	*16.4%*	*17.5%*	*18.3%*	*19.0%*	*19.8%*	*20.5%*	*21.2%*	*21.2%*
Growth	*NM*	*106.8%*	*16.4%*	*20.8%*	*15.6%*	*14.7%*	*11.3%*	*10.4%*	*10.3%*	*10.1%*	*9.8%*	
		Q2-Q4 2021										
Earnings Before Interest and Taxes		¥214,303	¥216,372	¥299,903	¥383,029	¥464,581	¥582,121	¥653,031	¥733,564	¥820,458	¥914,176	¥1,020,253
Pro Forma Taxes		(46,919)	(54,093)	(74,976)	(95,757)	(116,145)	(145,530)	(163,258)	(183,391)	(205,115)	(228,544)	(255,063)
Net Operating Profit After Tax		167,384	162,279	224,927	287,272	348,436	436,591	489,773	550,173	615,344	685,632	765,190
Depreciation and Amortization		117,058	239,741	251,021	253,658	265,772	230,662	244,030	256,231	269,043	282,495	176,418
Capital Expenditures		(266,671)	(135,317)	(135,417)	(140,417)	(150,317)	(160,417)	(160,417)	(168,438)	(176,860)	(185,703)	(185,703)
(Increase) / Decrease in Working Capital (1)		110,442	51,654	54,148	53,957	54,085	53,023	51,848	54,627	57,910	61,390	61,458
Free Cash Flow (2)		¥128,214	¥318,357	¥394,679	¥454,470	¥517,976	¥559,858	¥625,234	¥692,594	¥765,437	¥843,814	¥817,363

Enterprise Value Range	**Low**	**High**
Terminal Growth Rate	6.00%	6.00%
Weighted Average Cost of Capital	10.50%	9.50%
Enterprise Value Range	**¥9,570,000**	**¥12,220,000**
Implied Value Per Share Range (USD)	$9.15	$12.07

Implied Valuation Multiples

		Low	High
EV / LTM EBITDA	¥313,193	30.6x	39.0x
EV / 2021 EBITDA	¥391,993	24.4x	31.2x
EV / 2022 EBITDA	¥456,113	21.0x	26.8x
EV / 2023 EBITDA	¥550,924	17.4x	22.2x
EV / 2021 EBIT	¥174,335	54.9x	70.1x
EV / 2022 EBIT	¥216,372	44.2x	56.5x
EV / 2023 EBIT	¥299,903	31.9x	40.7x
EV / LTM Revenue	¥2,487,682	3.85x	4.91x

(1) Working capital change in 2021 reflects normalized level.

(2) Prior to application of 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range.

Note: LTM as of March 31, 2021. Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs.

Confidential

15

Confidential 16 Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis • Duff & Phelps selected ten publicly traded companies that were deemed relevant to its analysis. • Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies’ trading multiples, including adjusted enterprise value to revenue, EBITDAR and EBITR. Selected M&A Transactions Analysis • Duff & Phelps also reviewed certain merger and acquisition transactions involving target companies that were deemed relevant to its analysis and computed the implied valuation multiples for such transactions. Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant. Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group. None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

Confidential 17 Valuation Analysis Selected Public Companies Analysis – Financial Metrics LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization EBIT = Earnings Before Interest and Taxes Note: The Company’s EBITDA is adjusted to exclude public company costs and non-recurring items as provided by the management of the Company. Source: Capital IQ, Bloomberg, company filings, press releases. Selected Public Companies Analysis As of August 2, 2021 For Rank Charts (% of Revenue) COMPANY INFORMATION REVENUE GROWTH EBITDA GROWTH EBITDA MARGIN EBIT MARGIN Company Name 2-YR CAGR LTM 2021 2022 2023 2-YR CAGR LTM 2021 2022 2023 3-YR AVG LTM 2021 2022 2023 3-YR AVG LTM 2021 2022 2023 Asia Healthcare Service Companies IHH Healthcare Berhad 7.9% -6.9% 12.9% 11.3% 7.7% 1.0% -6.9% 23.2% 13.1% 6.1% 20.3% 20.1% 20.7% 21.0% 20.7% 12.9% 12.8% 14.6% 15.3% 16.2% Bangkok Dusit Medical Services Public Co. Ltd. -6.2 -21.4 5.3 11.5 11.1 -8.9 -29.3 14.4 13.8 12.5 20.4 18.9 21.5 22.0 22.3 12.8 9.8 12.9 14.0 14.6 Jinxin Fertility Group Limited 24.4 -13.5 26.2 21.4 19.6 -0.3 -45.5 69.3 46.6 33.5 32.2 23.3 31.2 37.7 42.1 27.0 16.7 23.3 29.8 34.2 Hygeia Healthcare Holdings Co., Limited 35.3 29.1 52.7 40.7 32.8 65.7 59.0 61.5 32.9 35.9 22.9 27.7 29.3 27.7 28.3 17.4 22.7 25.9 25.2 26.4 Bumrungrad Hospital Public Co. Ltd. -18.1 -38.8 4.0 27.5 11.4 -36.8 -67.3 8.2 60.1 19.7 28.6 15.8 21.3 26.8 28.8 21.2 5.2 11.4 19.6 21.7 Raffles Medical Group Ltd 7.8 32.0 17.7 5.3 7.4 -2.7 89.8 20.8 3.9 6.5 18.4 20.3 17.0 16.8 16.7 14.4 16.7 13.3 13.2 13.3 Group Median 7.8% -10.2% 15.3% 16.5% 11.2% -1.5% -18.1% 22.0% 23.4% 16.1% 21.6% 20.2% 21.4% 24.4% 25.3% 15.9% 14.7% 13.9% 17.4% 19.0% Ex-Asia Healthcare Service Companies HCA Healthcare, Inc. 5.1% 1.9% 11.9% 4.7% 4.9% 5.5% 13.5% 20.2% 3.1% 2.6% 19.2% 20.4% 20.7% 20.4% 19.9% 14.1% 15.2% 15.9% 15.5% 15.0% Select Medical Holdings Corporation 4.3 2.2 6.4 4.2 6.3 4.8 2.8 25.6 3.5 10.1 12.4 12.7 14.6 14.5 15.0 8.5 9.1 12.3 12.0 12.4 Mediclinic International plc 1.1 -2.9 3.0 3.7 2.5 -13.2 -26.2 36.8 10.4 4.4 15.0 12.2 16.2 17.3 17.6 9.5 6.9 9.2 10.4 10.7 Life Healthcare Group Holdings Limited 3.8 0.2 3.4 7.0 6.5 -15.1 -40.0 28.2 20.2 10.0 20.5 13.6 19.5 21.9 22.6 13.4 6.6 11.3 14.2 15.0 Group Median 4.1% 1.0% 4.9% 4.5% 5.6% -4.2% -11.7% 26.9% 6.9% 7.2% 17.1% 13.2% 17.9% 18.8% 18.8% 11.5% 8.0% 11.8% 13.1% 13.7% Aggregate Mean 6.5% -1.8% 14.3% 13.7% 11.0% 0.0% -5.0% 30.8% 20.8% 14.1% 21.0% 18.5% 21.2% 22.6% 23.4% 15.1% 12.2% 15.0% 16.9% 17.9% Aggregate Median 4.7% -1.3% 9.2% 9.1% 7.6% -1.5% -16.5% 24.4% 13.5% 10.0% 20.3% 19.5% 20.7% 21.5% 21.5% 13.7% 11.3% 13.1% 14.8% 15.0% New Frontier Health Corporation 4.8% 8.0% 35.2% 8.8% 8.5% 38.2% NM 106.8% 16.4% 20.8% 6.6% 12.6% 12.8% 13.7% 15.3% -1.1% 4.7% 5.7% 6.5% 8.3%

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis — **As of August 2, 2021**

(US$ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA				ADJUSTED ENTERPRISE VALUE AS MULTIPLE OF								
Company Name	Common Stock Price (Primary) on 8/2/2021	% of 52-Week High	Market Capitalization	Adjusted Enterprise Value	LTM EBITDAR	2021 EBITDAR	2022 EBITDAR	2023 EBITDAR	LTM EBITR	2021 EBITR	2022 EBITR	2023 EBITR	LTM Revenue
Asia Healthcare Service Companies													
IHH Healthcare Berhad	$1.35	97.6%	$11,885	$14,095	19.2x	16.9x	15.0x	14.1x	28.4x	23.0x	19.8x	17.5x	4.32x
Bangkok Dusit Medical Services Public Co. Ltd.	0.69	91.9	10,904	10,972	28.7	22.7	20.0	17.7	53.5	37.2	30.9	26.7	5.62
Jinxin Fertility Group Limited	1.83	58.1	4,457	4,169	73.2	44.3	30.6	23.1	98.4	57.9	38.1	28.1	18.89
Hygeia Healthcare Holdings Co., Limited	9.83	69.5	6,075	5,687	92.9	57.6	43.3	31.9	NM	64.9	47.5	34.1	26.21
Bumrungrad Hospital Public Co. Ltd.	3.64	83.0	2,895	2,700	50.0	31.8	19.9	16.6	NM	58.7	27.1	22.0	8.09
Raffles Medical Group Ltd	1.05	96.6	1,961	1,969	17.9	20.8	20.0	18.7	21.4	25.8	24.5	22.7	3.97
Group Median		**87.5%**	**$5,266**	**$4,928**	**39.4x**	**27.2x**	**20.0x**	**18.2x**	**40.9x**	**47.5x**	**29.0x**	**24.7x**	**6.85x**
Ex-Asia Healthcare Service Companies													
HCA Healthcare, Inc.	$251.00	98.6%	$80,356	$115,681	9.9x	8.9x	8.6x	8.4x	12.9x	11.3x	11.1x	10.9x	2.20x
Select Medical Holdings Corporation	39.34	90.2	5,305	9,847	9.4	8.2	7.9	7.2	11.7	9.2	9.0	8.3	1.74
Mediclinic International plc	3.99	82.2	2,939	5,860	10.2	7.6	7.0	6.7	16.4	12.6	11.0	10.5	1.41
Life Healthcare Group Holdings Limited	1.65	84.4	2,403	3,507	12.9	9.1	7.7	7.0	24.1	15.1	11.4	10.2	1.94
Group Median		**87.3%**	**$4,122**	**$7,854**	**10.0x**	**8.5x**	**7.8x**	**7.1x**	**14.7x**	**11.9x**	**11.0x**	**10.3x**	**1.84x**
Aggregate Mean		**85.2%**	**$12,918**	**$17,449**	**32.4x**	**22.8x**	**18.0x**	**15.1x**	**33.3x**	**31.6x**	**23.0x**	**19.1x**	**7.44x**
Aggregate Median		**87.3%**	**$4,881**	**$5,774**	**18.6x**	**18.8x**	**17.4x**	**15.4x**	**22.8x**	**24.4x**	**22.2x**	**19.7x**	**4.14x**

LTM = Latest Twelve Months

Adjusted Enterprise Value = Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases + Other Debt Equivalent Adjustments + Preferred Stock + Non-Controlling Interest] - [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]

EBITDAR = For US GAAP companies, represents EBITDA plus Rent Expense. For IFRS/non-US GAAP companies (post-IFRS 16 adoption), represents EBITDA plus Depr. of ROU Asset; rent expenses related to variable leases not capitalized on the balance sheet are not added back to arrive at EBITDAR for non-US GAAP companies.

EBITR = For US GAAP companies, represents EBIT plus Rent Expense. For IFRS/non-US GAAP companies (post-IFRS 16 adoption), represents EBIT plus Depr. of ROU Asset; rent expenses related to variable leases not capitalized on the balance sheet are not added back to arrive at EBITR for non-US GAAP companies.

Source: Capital IQ, Bloomberg, company filings, press releases.

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Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / Revenue	EV / EBITDA	EV / EBIT
6/16/2021	5 hospitals of Tenet Healthcare Corporation	Target business group consists of 5 hospitals of Tenet Healthcare Corporation. The hospitals included in the sale are Coral Gables Hospital, Florida Medical Center, Hialeah Hospital, North Shore Medical Center and Palmetto General Hospital.	Steward Health Care System LLC	$1,100	$933	$122	NA	13.1%	1.18x	9.0x	NA
5/26/2021	Spire Healthcare Group plc	Spire Healthcare Group plc, together with its subsidiaries, owns and operates private hospitals and clinics in the United Kingdom.	Ramsay Health Care (UK) Limited	$2,868	$1,274	$223	$92	17.5%	2.25x	12.9x	31.0x
2/28/2020	RHÖN-KLINIKUM Aktiengesellschaft	Operates acute-care hospitals in Germany. As of December 31, 2019, it operated 8 hospitals and 5,312 beds/places at 5 medical sites.	Asklepios Kliniken GmbH & Co. KGaA	$1,184	$1,716	$94	$17	5.5%	0.69x	12.6x	71.7x
7/23/2018	LifePoint Health, Inc.	Operates community hospitals, regional health systems, physician practices, outpatient centers, and post-acute facilities in the United States. As of December 9, 2019, the company owned and operated 88 hospital campuses.	RCCH HealthCare Partners	$5,598	$6,239	$661	$316	10.6%	0.90x	8.5x	17.7x
7/13/2018	Fortis Healthcare Limited	Offers secondary, tertiary, and quaternary care. Its healthcare verticals comprise hospitals, diagnostics, and day care specialty facilities. The company also operates diagnostics centers and laboratories; and collection centers. Revenue from Healthcare Services accounted for ~80% in FY2020	Northern Tk Venture Pte Ltd	$2,169	$649	$30	$1	4.6%	3.34x	72.7x	NM
7/13/2018	Capio AB	Offers medical, surgical, and psychiatric healthcare services through its hospitals, specialist clinics, and primary care units.	Ramsay Générale de Santé SA	$1,405	$255	$124	$59	48.7%	5.51x	11.3x	23.8x
5/14/2018	Healthscope Limited	Operates Hospitals and Pathology services. It operates 43 private hospitals, including 30 acute hospitals, 7 mental health hospitals, and 6 rehabilitation hospitals with approximately 5,000 inpatient beds.	Brookfield Capital Partners Ltd.; Brookfield Business Partners L.P.	$4,014	$1,726	$282	$200	16.3%	2.33x	14.3x	20.1x
12/19/2017	Kindred Healthcare, Inc. (nka:Kindred Healthcare, LLC)	Operates as a healthcare services company in the United States. The company operates long-term acute care (LTAC) hospitals and inpatient rehabilitation facilities, as well as offers contract rehabilitation services.	TPG Capital, L.P.; Welsh, Carson, Anderson & Stowe; Humana Inc.	$4,172	$6,996	$454	$314	6.5%	0.60x	9.2x	13.3x
5/10/2017	Surgery Partners, Inc.	Operates surgical facilities and ancillary services, comprising ambulatory surgery centers and surgical hospitals. As of December 31, 2020, it owned or operated127 surgical facilities, including 110 ambulatory surgical centers and 17 surgical hospitals.	Bain Capital Private Equity, LP	$2,787	$1,139	$251	$210	22.0%	2.45x	11.1x	13.3x
5/1/2017	Four Hospitals Owned by Tenet Healthcare Corporation (NYSE:THC)	Four Hospitals Owned by Tenet Healthcare Corporation (NYSE:THC) were acquired by HCA Healthcare, Inc.	HCA Holdings, Inc. (nka:HCA Healthcare, Inc.)	$750	$575	$80	NA	13.9%	1.30x	9.4x	NA
1/9/2017	Surgical Care Affiliates, Inc. (nka:SCAI Holdings, LLC)	Owns and operates a network of multi-specialty ambulatory surgery centers and surgical hospitals primarily in the United States.	Optum, Inc.	$4,169	$1,259	$340	$251	27.0%	3.31x	12.3x	16.6x
12/14/2016	Al Zahra Hospital Sharjah	Operates a private general hospital in the United Arab Emirates, offering comprehensive healthcare services.	NMC Healthcare L.L.C.	$560	$130	$43	NA	33.4%	4.30x	12.9x	NA
6/6/2016	iKang Healthcare Group, Inc.	Provides preventive healthcare solutions, including Medical Examinations, and Other Medical Services and Dental Services. The company primarily serves corporate and individual customers. As of July 16, 2018, it had a network of 113 self-owned medical centers in 33 cities of China.	Yunfeng Capital; Alibaba Investment Limited	$1,579	$535	$91	$48	17.0%	2.95x	17.4x	32.8x
				Mean					**2.39x**	**16.4x**	**26.7x**
				Median					**2.33x**	**12.3x**	**20.1x**

Source: Capital IQ, company filings, press releases.

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Valuation Analysis

Selected Public Companies / M&A Transactions Analysis Summary

Selected Public Companies / M&A Transactions Analysis Summary

(RMB in thousands, except per Share values or otherwise noted)

	Valuation Multiples						Valuation Summary				
Metric	Public Companies Range			Public Companies Median	Asia Healthcare Service Companies Median	M&A Transactions Median (1)	Selected Multiple Range	Company Performance	Enterprise Value Range		
Adj. EV / 2023 EBITDAR	6.7x	-	31.9x	15.4x	18.2x	NA	**16.0x - 20.0x**	¥765,528	¥12,248,447	-	¥15,310,559

Adjusted Enterprise Value Range	**¥12,248,447**	-	**¥15,310,559**
Less: Lease Liabilities (2)	(1,670,497)	-	(1,670,497)
Enterprise Value Range	**¥10,580,000**	-	**¥13,640,000**
Implied Value Per Share Range (USD)	$10.31	-	$13.42

Metric	Public Companies Range		Public Companies Median	Asia Healthcare Service Companies Median	M&A Transactions Median (1)	Company Performance	Implied Multiples		
Adj. EV / LTM EBITDAR	9.4x	92.9x	18.6x	39.4x	12.3x	¥511,093	24.0x	-	30.0x
Adj. EV / 2021 EBITDAR	7.6x	57.6x	18.8x	27.2x	NA	¥604,670	20.3x	-	25.3x
Adj. EV / 2022 EBITDAR	7.0x	43.3x	17.4x	20.0x	NA	¥669,730	18.3x	-	22.9x
Adj. EV / 2023 EBITDAR	6.7x	31.9x	15.4x	18.2x	NA	¥765,528	16.0x	-	20.0x
Adj. EV / LTM EBITR	11.7x	98.4x	22.8x	40.9x	20.1x	¥313,712	39.0x	-	48.8x
Adj. EV / 2021 EBITR	9.2x	64.9x	24.4x	47.5x	NA	¥387,012	31.6x	-	39.6x
Adj. EV / 2022 EBITR	9.0x	47.5x	22.2x	29.0x	NA	¥429,989	28.5x	-	35.6x
Adj. EV / 2023 EBITR	8.3x	34.1x	19.7x	24.7x	NA	¥514,507	23.8x	-	29.8x
Adj. EV / LTM Revenue	1.41x	26.21x	4.14x	6.85x	2.33x	¥2,487,682	4.92x	-	6.15x

(1) M&A transaction multiples reflect enterprise value (without adjustment for lease liabilities) and EBITDA/EBIT (rather than EBITDAR/EBITR adjusted for lease expenses), sourced from Capital IQ.
(2) As of March 31, 2021, per Company management.

Note: LTM as of March 31, 2021. Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs.

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